UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2023

LAMF GLOBAL VENTURES CORP. I

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41053	98-1616579
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9255 Sunset Blvd., Suite 515

West Hollywood, California 90069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (424) 343-8760

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant	LGVCU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 par value	LGVC	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	LGVCW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Item 5.07 is incorporated by reference in this item to the extent required.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 11, 2023, LAMF Global Ventures Corp. I (the “Company”) held its extraordinary general meeting (the “Meeting”). At the Meeting, holders of 29,454,646 of the Company’s ordinary shares were represented in person or by proxy, which represented approximately 84.54% of the ordinary shares issued and outstanding and entitled to vote as of the record date of April 10, 2023.

At the Meeting, the Company’s shareholders approved a proposal to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to provide the Company with the right to extend the date by which the Company must consummate its initial business combination (the “Extension”), from May 16, 2023 to November 16, 2023 (the “Extended Date”), and to allow the Company, without another shareholder vote, by resolution of the Board, to elect to further extend the Extended Date in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension Proposal”). The Company’s shareholders also approved a proposal (the “Redemption Limitation Amendment Proposal”) to amend the Articles to eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination. The Company’s shareholders also approved a proposal (the “Founder Share Amendment Proposal”) to provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share (the “founder shares”), to convert such shares into Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder. The vote tabulation for the Extension Proposal, Redemption Limitation Amendment Proposal and the Founder Share Amendment Proposal is set forth below.

Approval of Proposal 1-Extension Proposal

Votes For	Votes Against	Abstentions
25,151,677	4,302,969	0

Approval of Proposal 2-Redemption Limitation Amendment Proposal

Votes For	Votes Against	Abstentions
25,132,623	4,322,023	0

Approval of Proposal 3-Founder Share Amendment Proposal

Votes For	Votes Against	Abstentions
25,151,675	4,302,971	0

In connection with the vote to approve the Extension Proposal, the holders of 22,347,384 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.52 per share, for an aggregate redemption amount of approximately $235 million. After the satisfaction of such redemptions, the balance in the Company’s trust account will be approximately $31 million.

Following the approval of the proposals at the Meeting, the holders of the founder shares elected to convert all of the 8,433,333 founder shares into Class A ordinary shares. As a result of the redemptions described above and the conversion of the founder shares, there are an aggregate of 12,491,949 Class A ordinary shares outstanding, comprised of 2,952,616 Class A ordinary shares held by public shareholders, 1,106,000 Class A ordinary shares initially sold as part of the private placement units issued to LAMF SPAC Holding I LLC, the Company’s sponsor (the “Sponsor”), in connection with the Company’s initial public offering, and 8,433,333 Class A ordinary shares that were converted from the founder shares.

As previously disclosed by the Company on a Form 8-K on May 5, 2023 and on May 8, 2023, included in the 2,952,616 Class A ordinary shares held by public shareholders following redemptions are an aggregate of 2,888,000 Class A ordinary shares held by certain unaffiliated third party investors who agreed to not redeem, or to reverse and revoke any prior redemption election with respect to, such Class A ordinary shares pursuant to non-redemption agreements with the Company and the Sponsor in exchange for the transfer of founder shares in connection with the Company’s initial business combination.

Under Cayman Islands law, the amendments to the Articles took effect upon approval of the Extension Proposal, Founder Share Amendment Proposal and Redemption Limitation Amendment Proposal. The foregoing description of the amendments to the Articles is qualified in its entirety by the full text of the Amendment to the Amended and Restated Memorandum and Articles of Association, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to the Amended and Restated Memorandum and Articles of Association of LAMF Global Ventures Corp. I

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMF GLOBAL VENTURES CORP. I

	By:	/s/ Simon Horsman
	Name:	Simon Horsman
	Title:	Chief Executive Officer

Dated: May 12, 2023

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